EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter, July 2010

WHITE PLAINS, N.Y., July 14, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.

Expected M&A Wave Has Yet to Arrive

From a macro standpoint, we are seeing sputtering growth in the economy and thus far, a lack of the robust M&A activity that we have been anticipating.   We still believe the fourth calendar quarter of 2010 will be very active because of the anticipated expiration of the Bush tax cuts at the end of the year. If income taxes rise next year, especially capital gains rates, we believe there will be a flurry of M&A activity to close out this year.  To support this theory, our contacts within the investment banking and sell-side community have begun to report increased activity with respect to pitch books and other materials pertaining to deals that are coming to market in the next few months.

We have increased our first lien exposure to approximately 71% and our healthcare exposure (diversified within the broad healthcare sector) stands at approximately 35%. Our long-term track record in healthcare has led us to substantially overweight the sector. Our pipeline continues to be comprised of primarily first lien and one-stop deals from mid-size private equity sponsors.

While we are disappointed with the level of originations year to date, we are pleased with the reason. As stated in a late May press release, we had about $135 million in signed term sheets last quarter. We expected to close many of these deals by now. These transactions, however, were delayed or died following the outcomes of our robust diligence process. We and our equity sponsor partners attempted to negotiate price reductions and ensure increased protections. However, in some cases, we could not come to an agreement and those deals were cancelled. While failure to complete investments does occur in our normal course of business, the frequency in which it happened recently was unusual and unexpected.

We raised approximately $105.8 million of capital by way of an equity offering in June. While we have been unable to deploy the capital as quickly as we had hoped, we believe we will make substantial progress deploying capital and leverage in the coming months. The delay in capital deployment may impact our earnings and distributable income in the short term, but we believe focusing on underwriting safe deals and uncovering problems before we close, versus originating for the sole purpose of meeting short-term objectives, will ultimately enable long-term and sustained success for our company.

We are very pleased to have sufficient capacity to deploy in a 'normal' environment in terms of spreads, sponsor equity contributions and deal multiples. We continue to be very focused on achieving strong risk adjusted returns as well as adding to our floating rate exposure, as we are not buying into the low inflation expectations scenario. We remain focused on deploying capital in safe, quality deals in connection with buyouts led by our equity sponsor partners.

In terms of our portfolio, one of our smallest, but most troublesome investments, Martini Park, LLC, recently closed its doors. In the quarter ended March 31, it was marked at approximately 55% of cost at $2.2 million. We have also had the company on PIK-non accrual for the past 21 months, thereby not taking any PIK income into our earnings during this period. We expect minimal recovery from this loan.

We continue to update our small business index monthly and publish it on our website. You can see that we are experiencing basically flat to slightly positive EBITDA growth across the portfolio and healthcare continues to be the best performing segment.

Again, we hope to report increased M&A activity and improved deployment of our capital in solid investments as the year progresses. We appreciate the feedback and support we continue to receive from our strong shareholder group.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp.  Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions.  Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com